Exhibit 10.2

EXECUTION VERSION

AMENDMENT NO. 2 TO CREDIT AGREEMENT

AMENDMENT (this “Amendment”) dated as of May 19, 2008 to the Credit Agreement (the “Credit Agreement”) dated as of October 31, 2007, among PATRIOT COAL CORPORATION, a Delaware corporation (the “Borrower”) and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), as amended by that certain Amendment No. 1 to Credit Agreement dated as of April 2, 2008, among the Borrower and the Required Lenders.

W I T N E S S E T H :

WHEREAS, the parties hereto desire to amend the Credit Agreement to, among other things, (i) clarify the parties’ intentions with respect to the Permanent Debt Terms and the Convertible Debt Terms, (ii) permit Permanent Debt and Convertible Debt to be incurred prior to the Merger Date, and (iii) modify certain covenants and related definitions to accommodate the issuance of the Permanent Debt and the Convertible Debt.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.  Defined Terms; References.  Unless otherwise specifically defined herein, each term used herein that is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement.  Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall, after this Amendment becomes effective, refer to the Credit Agreement as amended hereby.

SECTION 2. Definition of Amendment No. 2 to Credit Agreement.  Section 1.01 of the Credit Agreement is amended to add a new definition in appropriate alphabetical order:

“Amendment No. 2 to Credit Agreement” means that certain Amendment No. 2 to Credit Agreement dated as of May 19, 2008 by and among the Borrower and the Required Lenders.

SECTION 3.  Definition of Consolidated Interest Coverage Ratio.  The definition of “Consolidated Interest Coverage Ratio” in Section 1.01 of the Credit Agreement is hereby amended by adding the following words at the end thereof to read as follows:

“; provided that for the purposes of calculating the Consolidated Interest Coverage Ratio (and not for any other purpose), Consolidated Cash Interest Charges for any period ending on or prior to the first to occur of the Merger Date and the Unwind Date shall exclude any interest expense and letter of credit fees and commissions of the Borrower and its Subsidiaries in connection with any Permanent Debt or any Convertible Debt to the extent such interest and letter of credit fees and commissions are treated as interest in accordance with GAAP and payable in cash.”

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SECTION 4.  Definition of Consolidated Leverage Ratio.  The definition of “Consolidated Leverage Ratio” in Section 1.01 of the Credit Agreement is hereby amended by adding the following words at the end thereof to read as follows:

“; provided that for the purposes of calculating the Consolidated Leverage Ratio (and not for any other purpose), Consolidated Funded Indebtedness for any period ending on or prior to the first to occur of the Merger Date and the Unwind Date shall be less the sum of all Unrestricted Cash.”

SECTION 5. Definition of Escrow Account.  Section 1.01 of the Credit Agreement is amended to add a new definition in appropriate alphabetical order:

“Escrow Account” means the account established and maintained by LaSalle Bank National Association, as Escrow Agent (together with its permitted successors), pursuant to that certain Escrow Agreement (the “Escrow Agreement”) dated as of May 20, 2008 by and among the Borrower, LaSalle Bank National Association, as Escrow Agent (together with its permitted successors), and others in which the Borrower shall deposit the proceeds of any Permanent Debt or any Convertible Debt.

SECTION 6.  Definition of Magnum Acquisition Credit Agreement.  Clauses (ii) and (iii) of the definition of “Magnum Acquisition Credit Agreement” in Section 1.01 of the Credit Agreement are hereby deleted and replaced in their entirety to read as follows:

“(ii) the documentation with respect to second lien secured debt (the “Permanent Debt”) of the Borrower on terms substantially similar to (or not materially more restrictive than) those set forth on Annex B-II (the “Permanent Debt Terms”), or (iii) the documentation with respect to convertible senior debt or senior subordinated debt (the “Convertible Debt”) of the Borrower on terms substantially similar to (or not materially more restrictive than) those set forth on Annex B-III(a) or on those terms set forth on Annex B-III(b) (as applicable, the “Convertible Debt Terms”), and, in respect of both the Permanent Debt and the Convertible Debt, other material terms not otherwise included in the Permanent Debt Terms or the Convertible Debt Terms, as the case may be, which are (A) ordinary and customary in indentures, fiscal agency agreements or other instruments in connection with similar types of debt offerings or placements, (B) not materially more restrictive to the Borrower than the representations, warranties, covenants, events of default or other correlative terms contained in this Agreement, (C) not adverse to the interests of the Lenders in any material respect, or (D) which shall have been approved by the Administrative Agent on behalf of the Required Lenders.”

SECTION 7. Definition of Unrestricted Cash.  Section 1.01 of the Credit Agreement is amended to add a new definition in appropriate alphabetical order:

“Unrestricted Cash” means cash or Cash Equivalents of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower and its Subsidiaries plus (without duplication) cash on deposit in the Escrow Account or Cash Equivalents held in the Escrow Account.

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SECTION 8 Indebtedness.  Section 7.02(n) of the Credit Agreement is hereby amended by adding the words “(other than with respect to any Permanent Debt or any Convertible Debt incurred under this sub-section (n), which may be incurred prior to the consummation of the Magnum Acquisition)” after the words “Subject to the consummation of the Magnum Acquisition”.

SECTION 9. Magnum Acquisition Credit Agreement.  Section 7.18 of the Credit Agreement is hereby amended by adding the words “, purchase, redeem, convert or acquire any Convertible Debt or any Permanent Debt” after the word “prepay” in the first proviso thereof and by adding the following words at the end thereof to read as follows:

“; provided, further, that (A) the Borrower may make any prepayment of principal, interest, fees or premiums, or purchase, redemption, conversion or other acquisition of any Permanent Debt or any Convertible Debt (or any Equity Interest or other security for or into which any Permanent Debt or Convertible Debt is exchangeable or convertible), if (x) such payment, purchase, redemption, conversion or other acquisition would be permitted as (and shall be deemed to be) a Restricted Payment in such amount under Section 7.06(d), or (y) such prepayment, purchase, redemption, conversion or other acquisition is made with Capital Stock or Indebtedness permitted under Section 7.02 (or the proceeds of any issuance of any such Capital Stock or Indebtedness), (B) the Borrower may make any payment of principal, interest, fees or premiums at maturity of any Convertible Debt that is not subordinated to the Obligations, and (C) for the avoidance of doubt, notwithstanding any term of the Magnum Acquisition Credit Agreement relating to any Permanent Debt or any Convertible Debt, any prepayment, purchase, redemption, conversion or other acquisition with respect thereto shall be subject to full compliance by the Borrower with the provisions of this Section 7.18 and Section 20 of Amendment No. 2 to Credit Agreement.”

SECTION 10.  Events of Default.  Section 8.01 of the Credit Agreement is amended by replacing the “.” with the words “; or” at the end of clause (m) thereof, and adding the following new clause (n) at the end thereof to read as follows:

“(n)           Mandatory Prepayment or Redemption if the Magnum Acquisition is not Consummated.  The Borrower fails to perform or observe any term, covenant or agreement contained in Section 20 of Amendment No. 2 to Credit Agreement and such failure continues for 10 days.”

SECTION 11.  Annexes.  (a) Annex B-III of the Credit Agreement is hereby amended to read as “Annex B-III(b)” and is otherwise amended by deleting and replacing in its entirety, in the row styled “Early Redemption or Repurchase”, the column styled “Detail” to read “On arm’s length market terms.”.

(b) The Credit Agreement is hereby amended by adding in appropriate order a new “Annex B-III(a)” attached hereto as Annex B-III(a).

SECTION 12.  Representations of Borrower.  The Borrower represents and warrants that (i) both before and after giving effect to this Amendment, the representations and warranties

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of the Borrower set forth in Article V of the Credit Agreement and contained in each other Loan Document, or which are contained in any document furnished at any time under or in connection with the Credit Agreement, are true and correct in all material respects on and as of the Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (ii) both before and after giving effect to this Amendment, no Default or Event of Default will have occurred and be continuing.

SECTION 13.  Authority.  The Borrower has the requisite corporate or other organizational power and authority to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement (as amended hereby).  Each of the Subsidiary Guarantors has the requisite corporate or other organizational power and authority to execute and deliver the Consent (as defined below).  The execution, delivery and performance by the Borrower of this Amendment and by the Subsidiary Guarantors of the Consent and the performance by the Borrower and each other Loan Party of the Credit Agreement (as amended hereby) and each other Loan Document to which it is a party, in each case, have been authorized by all necessary corporate or other organizational action of such Person, and no other corporate or other organizational proceedings on the part of each such Person is necessary to consummate such transactions.

SECTION 14.  Enforceability.  This Amendment has been duly executed and delivered on behalf of the Borrower.  The Consent has been duly executed and delivered by each of the Subsidiary Guarantors.  Each of this Amendment, the Consent and, after giving effect to this Amendment, the Credit Agreement and the other Loan Documents, (i) is the legal, valid and binding obligation of each Loan Party party hereto and thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and (ii) is in full force and effect.  Neither the execution, delivery or performance of this Amendment or of the Consent or the performance of the Credit Agreement (as amended hereby), nor the performance of the transactions contemplated hereby or thereby, will adversely affect the validity, perfection or priority of the Administrative Agent’s Lien on any of the Collateral or its ability to realize thereon.  This Amendment is effective to amend the Credit Agreement as provided therein.

SECTION 15.  No Conflicts.  Neither the execution and delivery of this Amendment or the Consent, nor the consummation of the transactions contemplated hereby and thereby, nor the performance of and compliance with the terms and provisions hereof or of the Credit Agreement (as amended hereby) by any Loan Party will, at the time of such performance, (i) violate or conflict with any provision of its certificate of formation or limited liability company agreement or other governing documents of such Person, (ii) violate, contravene or materially conflict with any Requirement of Law or Contractual Obligation (including, without limitation, Regulation U), except for any violation, contravention or conflict which could not reasonably be expected to have a Material Adverse Effect or (iii) result in or require the creation of any Lien (other than those permitted by the Loan Documents) upon or with respect to its properties.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental

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Authority or any other Person is required in connection with the transactions contemplated hereby.

SECTION 16.  Effect of Amendment.  (a) Except as specifically amended above or by the Credit Agreement and the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations under and as defined therein.

(b)           The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Secured Party under any of the Loan Documents, nor, except as expressly provided herein, constitute a waiver or amendment of any provision of any of the Loan Documents.

SECTION 17.  Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 18.  Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 19.  Effectiveness.  This Amendment shall become effective on the date hereof provided that the following conditions are met (the “Amendment Effective Date”):

(i)           the Administrative Agent shall have received from each of the Borrower and the Required Lenders a counterpart hereof signed by such party or facsimile or other written confirmation (in form satisfactory to the Administrative Agent) that such party has signed a counterpart hereof;

(ii)           the Administrative Agent shall have received counterparts of the Consent of Guarantors attached hereto as Annex I (the “Consent”) executed by each of the Subsidiary Guarantors as of the date hereof; and

(iii)           the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower to the effect that since December 31, 2007, until the date hereof, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 20.  Mandatory Prepayment or Redemption if the Magnum Acquisition is not Consummated. This Amendment and Amendment No. 1 to Credit Agreement shall remain in full force and effect with respect to any Permanent Debt or any Convertible Debt (notwithstanding any condition subsequent in Amendment No. 1 to Credit Agreement); provided, that if the Merger Date shall have not occurred on or prior to September 30, 2008, then any Permanent Debt or any Convertible Debt outstanding after September 30, 2008 shall be prepaid, purchased, redeemed, converted or otherwise acquired by the Borrower on or prior to December 31, 2008 (or such later date approved by the Administrative Agent on behalf of the Required Lenders) (the “Unwind Date”) for an amount in cash up to the amount of principal of, and any interest accrued

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on, such Permanent Debt or such Convertible Debt and any additional payment in the form of Capital Stock or Indebtedness permitted under Section 7.02 (or the proceeds of any issuance of any such Capital Stock or Indebtedness), in each case, as agreed to by the Borrower and any such prepayment, purchase, redemption, conversion or other acquisition shall not be subject to the restrictions of Sections 7.15 and 7.18.

SECTION 21.  Escrow Account not Assets or Property of the Borrower. For the avoidance of doubt, unless otherwise specified herein, for all purposes of the Loan Documents, cash on deposit in the Escrow Account or Cash Equivalents held in the Escrow Account (and any returns thereon) (collectively, “Escrow Amounts”) will not constitute or be deemed to constitute any property or assets of the Borrower except to the extent that any Escrow Amount is transferred or released from the Escrow Account to an account of the Borrower for any purpose other than to fund the Magnum Acquisition or to prepay, purchase, redeem, convert or otherwise acquire any Permanent Debt or any Convertible Debt.

SECTION 22.  Deposit of Net Proceeds in Escrow Account. The Borrower agrees to deposit the net proceeds of any Permanent Debt or any Convertible Debt into the Escrow Account on the following dates: (a) if such net proceeds are received by the Borrower on or prior to 10:00 a.m. (New York City time) on a Business Day, then on the same Business Day, or (b) if such net proceeds are received by the Borrower (A) after 10:00 a.m. (New York City time) on a Business Day, or (B) on a day that is not a Business Day, then on the next succeeding Business Day (clauses (a) and (b), each a “Deposit Date”).

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

PATRIOT COAL CORPORATION

By:	/s/ Robert L. Mead
	Name:	Robert L. Mead
	Title:	Vice President & Treasurer

BNP Paribas., as a Lender

By:	/s/ Greg George
	Name:	Greg George
	Title:	Managing Director

By:	/s/ Greg Smothers
	Name:	Greg Smothers
	Title:	Director

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Adam H. Fey
	Name:	Adam H. Fey
	Title:	Vice President

Citibank, N.A., as a Lender

By:	/s/ Mason McGurrin
	Name:	Mason McGurrin
	Title:	Vice President

Fifth Third Bank, as a Lender

By:	/s/ Robert M. Sander
	Name:	Robert M. Sander
	Title:	Vice President

LEHMAN COMMERCIAL PAPER, INC., as a Lender

By:	/s/ Randall Braunfeld
	Name:	Randall Braunfeld
	Title:	Authorized Signatory

PNC Bank, National Association as a Lender

By:	/s/ Helmut Vogel
	Name:	Helmut Vogel
	Title:	Credit Officer

Southwest Bank, An M&I Bank, as a Lender

By:	/s/ Roy C. Postel
	Name:	Roy C. Postel
	Title:	Senior Vice President

Sovereign Bank., as a Lender

By:	/s/ Robert D. Lanigan
	Name:	Robert D. Lanigan
	Title:	Senior Vice President

US Bank as a Lender

By:	/s/ Karen Meyer
	Name:	Karen Meyer
	Title:	Vice President

Acknowledged by:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Todd Mac Neill
	Name:	Todd Mac Neill
	Title:	Vice President

Annex 1

CONSENT OF GUARANTORS

Each of the undersigned is a Subsidiary Guarantor of the Obligations of the Borrower under the Credit Agreement and hereby (a) consents to the foregoing Amendment, (b) acknowledges that, notwithstanding the execution and delivery of the foregoing Amendment, the obligations of each of the undersigned Subsidiary Guarantors are not impaired or affected and all guaranties given to the holders of Obligations and all Liens granted as security for the Obligations continue in full force and effect, and (c) confirms and ratifies its obligations under each of the Loan Documents executed by it.  Capitalized terms used herein without definition shall have the meanings given to such terms in the Amendment to which this Consent is attached or in the Credit Agreement referred to therein, as applicable.

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Consent of Guarantors as of the 19th day of May 2008.

[Signature pages follow]

AFFINITY MINING COMPANY
APPALACHIA MINE SERVICES, LLC
BEAVER DAM COAL COMPANY, LLC
BIG EAGLE LLC
BIG EAGLE RAIL LLC
BLACK STALLION COAL COMPANY, LLC
BLACK WALNUT COAL COMPANY
BLUEGRASS MINE SERVICES, LLC
CENTRAL STATES COAL RESERVES OF KENTUCKY, LLC
CHARLES COAL COMPANY, LLC
CLEATON COAL COMPANY
COAL PROPERTIES, LLC
COAL RESERVE HOLDING LIMITED LIABILITY COMPANY NO. 2
COLONY BAY COAL COMPANY
COOK MOUNTAIN COAL COMPANY, LLC
DIXON MINING COMPANY, LLC
DODGE HILL HOLDING JV, LLC
DODGE HILL OF KENTUCKY, LLC
DODGE HILL MINING COMPANY, LLC
EASTERN ASSOCIATED COAL, LLC
EASTERN COAL COMPANY, LLC
EASTERN ROYALTY, LLC
FORT ENERGY, LLC
GRAND EAGLE MINING, INC.
HCR HOLDINGS, LLC
HERITAGE COAL COMPANY LLC
HIGHLAND MINING COMPANY, LLC
HILLSIDE MINING COMPANY
INDIAN HILL COMPANY
INTERIOR HOLDINGS, LLC
JARRELL'S BRANCH COAL COMPANY
KANAWHA EAGLE COAL LLC
KANAWHA RIVER VENTURES I LLC
KE VENTURES LLC
LOGAN FORK COAL COMPANY
MARTINKA COAL COMPANY, LLC
MIDWEST COAL RESOURCES II, LLC
MOUNTAIN VIEW COAL COMPANY, LLC
NORTH PAGE COAL CORP.
OHIO COUNTY COAL COMPANY, LLC
PATRIOT COAL COMPANY, L.P.
PATRIOT COAL SALES LLC
PATRIOT LEASING COMPANY LLC

PATRIOT MIDWEST HOLDINGS, LLC
PINE RIDGE COAL COMPANY, LLC
POND CREEK LAND RESOURCES, LLC
RIVERS EDGE MINING, INC.
SENTRY MINING, LLC
SNOWBERRY LAND COMPANY
STERLING SMOKELESS COAL COMPANY, LLC
UNION COUNTY COAL CO., LLC
WINIFREDE DOCK LIMITED LIABILITY COMPANY
YANKEETOWN DOCK, LLC

Executing this Consent of Guarantors as Vice- President of each of the foregoing persons on behalf of and so as to bind the persons named above

By:	/s/ Robert L. Mead
	Name:	Robert L. Mead
	Title:	Vice-President

Annex B-III(a)

Convertible Debt Terms - Description of Notes

See Attached

DESCRIPTION OF THE NOTES

Patriot will issue the notes under an indenture to be dated as of May      , 2008 (the “indenture”) between Patriot and U.S. Bank National Association, as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and the notes.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. You may request a copy of the indenture from Patriot as set forth in “Where You Can Find More Information.” Patriot urges you to read the indenture (including the form of note contained therein) because it, and not this description of the notes, defines your rights as a holder of the notes. For purposes of this description of the notes, references to “Patriot” refer only to Patriot Coal Corporation and not to its subsidiaries. In addition, references to “interest” include any additional interest as described below.

General

The notes:

•	will be Patriot’s general unsecured obligations and will:

	rank equally in right of payment to all of Patriot’s other senior unsecured debt;

	rank senior in right of payment to all debt that is expressly subordinated in right of payment to the notes;

	be structurally subordinated to the existing and future claims of creditors of Patriot’s subsidiaries; and

	be effectively subordinated to all of Patriot’s existing and future secured debt to the extent of the value of the assets securing such debt;

•
will be limited to an aggregate principal amount of $175,000,000 ($200,000,000 if the initial purchasers exercise their over-allotment option to purchase additional notes in full) except as set forth below;

•	will mature on May 31, 2013 (the “maturity date”), unless earlier converted, redeemed or repurchased;

•	will be issued in denominations of $1,000 and integral multiples of $1,000;

•
will initially be represented by one or more registered notes in global form, but in certain limited circumstances described under the heading “— Global Notes, Book-Entry Form” below may be represented by notes in definitive form; and

•	will not be entitled to any registration rights, although holders will be entitled to receive additional interest under certain circumstances affecting their ability to transfer their notes.

As of March 31, 2008, Patriot had outstanding:

•	$11.4 million of senior unsecured debt equal in right of payment to the notes; and

•	$22.5 million of secured debt that would have effectively ranked senior to the notes.

As of March 31, 2008, Patriot’s subsidiaries had $1,143.8 million of liabilities outstanding.

The indenture does not limit the amount of debt that may be issued by Patriot or its subsidiaries. Patriot’s subsidiaries will not guarantee any of its obligations under the notes. See “Risk Factors — Risks Relating to the

Notes — The notes are unsecured, are effectively subordinated to secured indebtedness and are structurally subordinated to all liabilities of Patriot’s subsidiaries.”

Subject to the satisfaction of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of                  shares of common stock per $1,000 in principal amount of notes (equivalent to an initial conversion price of approximately $          per share of common stock). The conversion rate is subject to adjustment if certain events described below occur. Upon conversion of any notes, Patriot will pay an amount in cash equal to the aggregate “principal portion” (as defined below) of the notes converted for each of the 20 “VWAP trading days” (as defined below) of the “observation period” (as defined below) for the converted notes. If, in respect of the notes being converted, the “daily conversion value” (as defined below) exceeds one-twentieth of  their principal amount on any VWAP trading day during the observation period, in addition to paying the principal portion in cash for such VWAP trading day, Patriot will also deliver shares of its common stock based upon the excess of the daily conversion value over the principal portion on that VWAP trading day (subject to its right to deliver cash in lieu of all or a portion of such shares). Patriot will perform this calculation and make an aggregate payment of cash and shares of common stock, if any, for all VWAP trading days of the relevant 20 VWAP trading day observation period on the third business day after the end of that period, as described below. See “— Conversion Rights — Payment upon Conversion.” You will not receive any separate cash payment for interest accrued and unpaid to the “conversion date” (as defined below), except under the limited circumstances described below.

The following terms have the following meanings in this offering memorandum:

•
“business day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in the City of New York;

•	“common stock” means Patriot’s common stock, par value $0.01 per share;

•	“note” means each $1,000 in principal amount of notes; and

•
“scheduled trading day” means a day during which trading in Patriot’s common stock is scheduled to occur on the principal United States national or regional securities exchange or market on which Patriot’s common stock is listed or admitted for trading.  If Patriot’s common stock is not so listed or traded, then “scheduled trading day” means a business day.

Patriot may, without the consent of the holders, issue additional notes under the indenture with the same terms and, if permissible as a “qualified reopening” for U.S federal income tax purposes and if the resale of such notes by non-affiliates of Patriot would not require registration under Unites States securities laws, with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount. Patriot may, from time to time, repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

The registered holder of a note will be treated as the owner of it for all purposes.

Other than the restrictions described under “— Fundamental Change — Fundamental Change Permits Holders to Require Patriot to Repurchase Notes” and “— Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “— Conversion Rights — Conversion upon Specified Corporate Events” and “— Make-Whole Fundamental Change — Adjustment to Conversion Rate upon Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving Patriot, or in the event of a decline in Patriot’s credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving Patriot that could adversely affect such holders. See “Risk Factors — Risks Relating to the Notes.”

No sinking fund is provided for the notes, which means that the indenture does not require Patriot to redeem or retire the notes periodically.

Payments on the Notes; Paying Agent and Registrar

Patriot will issue and deposit with The Depository Trust Company (“DTC”) one or more fully registered global certificates representing all of the notes. Patriot will pay the principal of, and interest on, notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes or as otherwise required under standing arrangements with DTC.

In the event Patriot issues notes in certificated form other than to DTC, Patriot will pay the principal of certificated notes at the office or agency designated by Patriot. Patriot has initially designated the trustee as Patriot’s paying agent and registrar and a corporate trust office of the trustee as a place where notes may be presented for payment or for registration of transfer. Patriot may, however, change the paying agent or registrar without prior notice to the holders of the notes, and Patriot may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5.0 million or less, by check mailed to the holders of such notes, and (ii) to holders having an aggregate principal amount of more than $5.0 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

If any interest payment date or any date on which any principal is payable in respect of the notes falls on a day that is not a business day, such payment of interest or principal, as the case may be, will be postponed to the next succeeding business day and no interest or other amount will be paid as a result of such postponement.

Transfer and Exchange

A holder of notes may transfer or exchange notes in certificated form at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by Patriot, the trustee or the registrar for any registration of transfer or exchange of notes, but Patriot, the trustee or registrar may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. Patriot is not required to allow the transfer or exchange of any note selected for redemption, or surrendered for conversion or repurchase.

Interest

The notes will bear interest at a rate of        % per year from May      , 2008, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on May 31 and November 30 of each year, beginning November 30, 2008.

Patriot will pay additional interest, if any, on the same dates and in the same manner as regular interest on the notes in the circumstances described under “— No Registration Rights; Additional Interest” and “— Events of Default.”  All references to interest in this description of the notes include such additional interest.

Interest will be paid to the person in whose name a note is registered at the close of business on May 15 or November 15, as the case may be (whether or not a business day), immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Conversion Rights

General

Prior to the close of business on the business day immediately preceding February 15, 2013, holders may convert their notes at the conversion rate only upon the occurrence of any of the conditions described under the headings “— Conversion upon Satisfaction of Trading Price Condition,” “— Conversion Based on Common Stock Price,” “— Conversion Upon Notice of Redemption” and “— Conversion upon Specified Corporate Events.” On or after February 15, 2013, holders may convert their notes at the conversion rate at any time prior to the close of business on the business day immediately preceding the maturity date.  A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 in principal amount.

Patriot will use its commercially reasonable efforts to notify holders and the trustee that the notes have become convertible as soon as practicable after Patriot is aware that the notes have become convertible. Patriot will provide such notice to the holders and the trustee in accordance with the indenture.

The conversion rate will initially be          shares of common stock per $1,000 in principal amount of notes, which is equivalent to an initial conversion price of approximately $           per share of common stock. The conversion price at any given time will be computed by dividing $1,000 by the conversion rate at such time. In this offering memorandum, the terms “conversion rate” and “conversion price” refer to the conversion rate and the equivalent conversion price, respectively, in effect at any given time after adjustment in the manner described under the heading “— Conversion Rate Adjustments” and “— Adjustments to Conversion Rate Upon Make-Whole Fundamental Change.”

Upon conversion of any notes, you will not receive any separate cash payment for accrued and unpaid interest, unless such conversion occurs between a record date on which you held the converted notes and the interest payment date to which such record date relates. Patriot’s settlement of conversions as described below under “— Payment upon Conversion” will be deemed to satisfy its obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest on the note to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a record date, holders of such notes at 5:00 p.m., New York City time, on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Accordingly, notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted, except that no such payment need be made:

•	if Patriot has specified a “fundamental change repurchase date” (as defined below) that is after a record date and on or prior to the corresponding interest payment date;

•	on any notes called for redemption, if Patriot has specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	to the extent of any overdue interest, if any overdue interest remains unpaid at the time of conversion with respect to such notes; or

•	in respect of any conversions that occur after the record date immediately preceding the maturity date.

Upon conversion, Patriot will deliver cash and shares of its common stock, if any, as described under “— Payment upon Conversion” below.

Patriot’s current and future debt or other agreements may restrict its ability to pay the principal portion of the notes in cash upon conversion. Patriot’s failure to pay in cash the principal portion of the notes when converted would result in an event of default with respect to the notes. See “Risk Factors — Risks Relating to the Notes — Patriot’s credit facility currently contains, and any future agreements or indebtedness Patriot enters into may contain, limitations on its ability to pay any cash due upon conversion of the notes.”

If a holder converts notes, Patriot will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of Patriot’s common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding February 15, 2013, a holder may surrender notes for conversion during the five trading day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” (as defined below) per $1,000 in principal amount of the notes for each trading day of the measurement period was less than 97% of the product of the “last reported sale price” (as defined below) of Patriot’s common stock and the conversion rate for the notes for such trading day, as determined by the “bid solicitation agent” (as defined below) and subject to compliance with the procedures and conditions described below concerning the bid solicitation agent’s obligation to make such determination (the “trading price condition”).

The bid solicitation agent will have no obligation to determine the trading price of the notes unless Patriot has requested such determination, and Patriot will have no obligation to make such request unless a holder provides Patriot with reasonable evidence that the trading price per $1,000 in principal amount of the notes would be less than 97% of the product of the last reported sale price of Patriot’s common stock and the conversion rate. At such time, the bid solicitation agent will determine the trading price of the notes in the manner described below, beginning on the next trading day and on each successive trading day until the trading price per $1,000 in principal amount of the notes is greater than or equal to 97% of the product of the last reported sale price of Patriot’s common stock and the conversion rate.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $2.0 million in principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers Patriot selects, which may include one or more of the initial purchasers; provided that if three such bids cannot reasonably be provided to the bid solicitation agent, but two such bids are obtained, then the average of the two bids will be used, and if only one such bid is obtained, that one bid will be used. If at least one bid for $2.0 million in principal amount of the notes cannot reasonably be obtained from an independent nationally recognized securities dealer, then the trading price per $1,000 in principal amount of notes will be deemed to be less than 97% of the product of the last reported sale price of Patriot’s common stock and the conversion rate. Any such determination will be conclusive absent manifest error.

The “bid solicitation agent” will initially be Patriot. Patriot may, however, appoint another person (including the trustee) as the bid solicitation agent without prior notice to the holders of the notes.

The “last reported sale price” of Patriot’s common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that date as reported in composite transactions for the principal United States national or regional securities exchange on which Patriot’s common stock is traded. If Patriot’s common stock is not listed for trading on a United States national or regional securities exchange on the relevant date, the “last reported sale price” will be the average of the last quoted bid and ask prices for Patriot’s common stock in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or similar organization. If Patriot’s common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for Patriot’s common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by Patriot for this purpose, which may include one or more of the initial purchasers. Any such determination will be conclusive absent manifest error.

“Trading day” means a day during which (i) trading in Patriot’s common stock generally occurs on the principal United States national or regional securities exchange or market on which Patriot’s common stock is listed or admitted for trading and (ii) there is no “market disruption event” (as defined below).  If Patriot’s common stock is not so listed or traded, then “trading day” means a business day.

 “Market disruption event” means the occurrence or existence on any scheduled trading day for Patriot’s common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in Patriot’s common stock or in any options contracts or futures contracts relating to its common stock on the principal United States national or regional securities exchange or market on which its common stock is listed or admitted for trading, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the closing time of the relevant exchange on such day.

Conversion Based on Common Stock Price

Prior to the close of business on the business day immediately preceding February 15, 2013, a holder may surrender its notes for conversion during any calendar quarter after the calendar quarter ending September 30, 2008, and only during such calendar quarter, if the last reported sale price of Patriot’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect for the notes on each such trading day (the “stock price condition”).

Conversion Upon Notice of Redemption

Prior to the close of business on the business day immediately preceding February 15, 2013, if Patriot calls any of the notes for redemption (other than in connection with the termination of the merger agreement relating to Patriot’s acquisition of Magnum Coal Company described under “— Optional Redemption by Patriot — Redemption Upon Termination of Merger Agreement”), holders may convert such notes called for redemption at any time prior to the close of business on the business day immediately preceding the redemption date, even if the notes are not otherwise convertible at such time.

Conversion upon Specified Corporate Events

If Patriot elects to:

•
distribute to all or substantially all holders of Patriot’s common stock any rights or warrants entitling them for a period of not more than 60 days after the date of issuance to subscribe for or purchase shares of Patriot’s common stock at a price per share less than the last reported sale price of Patriot’s common stock on the trading day immediately preceding the declaration date of the distribution; or

•
distribute to all or substantially all holders of Patriot’s common stock assets (including cash), debt securities or other property, which distribution has a per share value (as determined by Patriot’s board of directors or a committee thereof) exceeding 10% of the last reported sale price of Patriot’s common stock on the trading day immediately preceding the declaration date for such distribution,

Patriot must notify the holders of the notes and the trustee at least 30 scheduled trading days prior to the “ex-date” (as defined below) for such distribution. Once Patriot has given such notice, holders may surrender their notes for conversion at any time until the earlier of (i) 5:00 p.m., New York City time, on the business day immediately prior to the ex-date for such distribution and (ii) Patriot’s announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. A holder of the notes may not exercise this right if it may participate (as a result of holding the notes, and at the same time as common stockholders participate) in any of the transactions described above as if such holder held a number of shares of Patriot’s common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder, without having to convert its notes.

The “ex-date” means, for an issuance or distribution to holders of Patriot’s common stock, the first date on which the shares of Patriot’s common stock trade on the relevant exchange or in the relevant market, regular way, without the right to receive such issuance or distribution.

If a transaction or event occurs that (i) constitutes a “fundamental change” as defined under “—Fundamental Change — Fundamental Change Permits Holders to Require Patriot to Repurchase Notes,” or (ii) would constitute a “fundamental change” but for the paragraph immediately following the definition thereof, then a holder may surrender notes for conversion at any time from, and including, the effective date of such fundamental change to, and including, (a) the business day immediately preceding the “fundamental change repurchase date” (as defined below) corresponding to such event or (b) if there is no such fundamental change repurchase date, 30 scheduled trading days following the effective date of such fundamental change.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any. See “— Global Notes, Book-Entry Form” below.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the “conversion date” under the indenture.

If a holder has already delivered a repurchase notice as described under “—Fundamental Change — Fundamental Change Permits Holders to Require Patriot to Repurchase Notes” with respect to a note, such holder may not surrender that note for conversion until the holder has withdrawn such repurchase notice in accordance with the indenture. In addition, if Patriot has already delivered a notice of redemption under “— Redemption Upon Termination of Merger Agreement” with respect to a note, the holder of such note may not surrender that note for conversion.

Payment Upon Conversion

Subject to certain exceptions set forth in “— Make-Whole Fundamental Change — Settlement of Conversions Upon a Make-Whole Fundamental Change” below, upon conversion of any notes, Patriot will pay an amount in cash equal to the aggregate principal portion of the notes converted, calculated as described below. If, in respect of the notes being converted, the daily conversion value exceeds one-twentieth of $1,000 on any VWAP trading day during the observation period, in addition to paying the principal portion in cash for such VWAP trading day, Patriot will also deliver shares of its common stock in an amount equal to the aggregate daily share amount, subject to Patriot’s right to pay cash in lieu of all or a portion of such shares, as described below. Patriot will settle each note being converted by delivering, on the third business day immediately following the last day of the related observation period, cash and shares of Patriot’s common stock, if applicable, equal to the sum of the daily settlement amounts for each of the 20 VWAP trading days during the related observation period.

The “observation period” with respect to any note means:

•
with respect to any conversion date occurring during the period beginning on, and including, April 30, 2013, and ending at the close of business on the business day immediately preceding the maturity date (other than notes called for redemption), the 20 consecutive VWAP trading day period beginning on, and including, the 22nd scheduled trading day prior to the maturity date;

•
with respect to any conversion date of notes called for redemption, the 20 consecutive VWAP trading day period beginning on, and including the 22nd scheduled trading day prior to the redemption date; and

•	in all other instances, the 20 consecutive VWAP trading day period beginning on, and including, the third VWAP trading day immediately following the conversion date.

The “daily settlement amount” for each note means, for each of the 20 VWAP trading days during the observation period:

•	an amount of cash equal to the lesser of (i) one-twentieth of $1,000 and (ii) the daily conversion value relating to such VWAP trading day (such cash amount, the “principal portion”); and

•
if such daily conversion value exceeds one-twentieth of $1,000, a number of shares of Patriot’s common stock (the “daily share amount”), subject to Patriot’s right to pay cash in lieu of all or a portion of such shares, as described below, equal to (i) the difference between such daily conversion value and one-twentieth of $1,000, divided by (ii) the daily VWAP of Patriot’s common stock for such VWAP trading day.

By the close of business on the VWAP trading day prior to the first scheduled trading day of the applicable observation period, Patriot may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”) and Patriot will notify you of such cash percentage by notifying the trustee (the “cash percentage notice”). With respect to any notes that are converted on or after February 15, 2013 or any converted notes called for redemption, the cash percentage that Patriot specifies for the corresponding observation period will apply to all such conversions. If Patriot elects to specify a cash percentage, the amount of cash that Patriot will deliver in lieu of all or the applicable portion of the daily share amount in respect of each VWAP trading day in the applicable observation period will equal (i) the cash percentage, multiplied by (ii) the daily share amount for such VWAP trading day (assuming Patriot had not specified a cash percentage), multiplied by (iii) the daily VWAP for such VWAP trading day. The number of shares deliverable in respect of each VWAP trading day in the applicable observation period will be a percentage of the daily share amount (assuming Patriot had not specified a cash percentage) equal to 100% minus the cash percentage. If Patriot does not specify a cash percentage, Patriot must settle the entire daily share amount for each VWAP trading day in such observation period in Patriot’s common stock (plus cash in lieu of fractional shares). Patriot may, at its option, revoke any cash percentage notice in respect of any observation period by notifying the trustee; provided that Patriot revokes such notice by the close of business on the VWAP trading day prior to the first scheduled trading day of such observation period.

The “daily conversion value” means, for each of the 20 consecutive VWAP trading days during the observation period, one-twentieth of the product of (i) the conversion rate and (ii) the “daily VWAP” (as defined below) of Patriot’s common stock, or the consideration into which the notes are convertible pursuant to the indenture in connection with certain corporate transactions, on such VWAP trading day. Any determination of the daily conversion value by Patriot will be conclusive absent manifest error.

The “daily VWAP” of Patriot’s common stock means, for each of the 20 consecutive VWAP trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “PCX.N <equity> AQR” (or any equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the principal United States national or regional securities exchange or market on which Patriot’s common stock is listed or admitted for trading to the scheduled close of trading on such exchange or market on such VWAP trading day, or if such volume-weighted average price is unavailable, the market value of one share of Patriot’s common stock on such VWAP trading day using a volume-weighted method as determined by a nationally recognized independent investment banking firm retained for this purpose by Patriot. Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

“VWAP trading day” means a day during which (i) trading in Patriot’s common stock generally occurs on the principal United States national or regional securities exchange or market on which Patriot’s common stock is listed or admitted for trading and (ii) there is no “VWAP market disruption event” (as defined below). If Patriot’s common stock is not so listed or traded, then “VWAP trading day” means a business day.

“VWAP market disruption event” means (i) a failure by the principal United States national or regional securities exchange or market on which Patriot’s common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (local time on such exchange or markets) on any scheduled trading day for Patriot’s common stock for an aggregate one half-hour period or longer of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in Patriot’s common stock or in any options contracts or futures contracts relating to Patriot’s common stock, in each case, on the principal United States national or regional securities exchange or market on which shares of Patriot’s common stock or such options, contracts or futures contracts, as the case may be, trade or are quoted.

Patriot will deliver cash in lieu of any fractional shares of its common stock deliverable upon conversion based on the daily VWAP on the last VWAP trading day of the applicable observation period.

As described above, Patriot’s current and future debt or other agreements may restrict its ability to pay the principal portion of the notes in cash upon conversion. Patriot’s failure to pay in cash the principal portion of the notes when converted would result in an event of default with respect to the notes. See “Risk Factors — Risks Relating to the Notes — Patriot’s credit facility currently contains, and any future agreements or indebtedness Patriot enters into may contain, limitations on its ability to pay any cash due upon conversion of the notes.”

The notes will be deemed to have been converted immediately prior to the close of business on the conversion date, and as of the close of business on the last trading day of the related observation period (as defined below), the converting holder will be deemed to be a holder of record of any shares of Patriot’s common stock issuable as a result of that conversion.

Exchange in Lieu of Conversion

When a holder surrenders notes for conversion, Patriot may direct the conversion agent to surrender, prior to the commencement of the applicable observation period, such notes to a financial institution designated by Patriot for exchange in lieu of conversion.

The institution may accept or reject the notes submitted for exchange and Patriot’s designation of an institution does not require the institution to accept any notes. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for such notes, all cash or a combination of cash and shares of Patriot’s common stock, equal to the consideration otherwise due upon conversion, as provided above under “— Payment upon Conversion,” at the sole option of the designated financial institution and as is designated to the conversion agent by Patriot. By the close of business on the scheduled trading day immediately preceding the start of the observation period, Patriot will notify the holder surrendering notes for conversion that Patriot has directed the designated financial institution to make an exchange in lieu of conversion and such financial institution will be required to notify the conversion agent, who will then notify the holder, whether it will deliver, upon exchange, all cash or a combination of cash and shares of common stock (by specifying a cash percentage as described above).

If the designated institution accepts any such notes, it will deliver cash and, if applicable, the appropriate number of shares of Patriot’s common stock to the conversion agent and the conversion agent will deliver the cash and those shares to you. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration, or if such designated financial institution does not accept the notes for exchange, Patriot will, no later than the third business day immediately following the last day of the related observation period, convert the notes into cash and shares, if any, of Patriot’s common stock, as described above under “— Conversion Rights — Payment Upon Conversion.”

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that Patriot will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time as common stockholders participate) in any of the transactions described below as if such holders of the notes held a number of shares of Patriot’s common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes. This exception will not apply to any adjustment described under “— Make-Whole Fundamental Change — Adjustment to Conversion Rate Upon Make-Whole Fundamental Change.”

Adjustment Events

(1) If Patriot issues shares of its common stock as a dividend or distribution on shares of its common stock, or if Patriot effects a share split or share combination, the conversion rate will be adjusted based on the following formula:

where,

CR1 =	the conversion rate in effect immediately after the open of business on the ex-date for such dividend or distribution or the effective date of such share split or combination, as the case may be;

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-date for such dividend or distribution or the effective date of such share split or combination, as the case may be;

OS1 =
the number of shares of Patriot’s common stock outstanding immediately prior to the open of business on the ex-date for such dividend or distribution or the effective date of such share split or combination,  in each case, after giving effect to such dividend, distribution or share split or combination, as the case may be;

OS0 =
the number of shares of Patriot’s common stock outstanding immediately prior to the open of business on the ex-date for such dividend or distribution or the effective date of such share split or combination, as the case may be.

(2) If Patriot distributes to all or substantially all holders of its common stock any rights or warrants entitling them for a period of not more than 60 days from the issuance date for such distribution to subscribe for or purchase shares of Patriot’s common stock, at a price per share less than the last reported sale price of Patriot’s common stock on the trading day immediately preceding the declaration date of such distribution, the conversion rate will be increased based on the following formula; provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration:

where,

CR1 =	the conversion rate in effect immediately after the open of business on the ex-date for such distribution;

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-date for such distribution;

OS0 =	the number of shares of Patriot’s common stock outstanding immediately prior to the open of business on the ex-date for such distribution;

X =	the total number of shares of Patriot’s common stock issuable pursuant to such rights or warrants; and

Y =
the number of shares of Patriot’s common stock equal to the aggregate price payable to exercise such rights or warrants, divided by the average of the last reported sale prices of Patriot’s common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-date date for such distribution.

(3) If Patriot distributes shares of its capital stock, evidences of its indebtedness or other of its assets or property to all or substantially all holders of its common stock, excluding:

•	dividends or distributions as to which adjustment is required to be effected in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs described below in the second paragraph of this clause (3),

then the conversion rate will be increased based on the following formula:

where,

CR1 =	the conversion rate in effect immediately after the open of business on the ex-date for such distribution;

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-date for such distribution;

SP0 =	the average of the last reported sale prices of Patriot’s common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-date for such distribution; and

FMV =
the fair market value (as determined by Patriot’s board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Patriot’s common stock as of the open of business on the ex-date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on Patriot’s common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of Patriot that are listed on a national or regional securities exchange, which is referred to in this offering memorandum as a “spin-off,” the conversion rate will be increased based on the following formula:

where,

CR1 =	the conversion rate in effect immediately after the open of business on the ex-date for the spin-off;

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-date for the spin-off;

FMV =
the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of Patriot’s common stock applicable to one share of Patriot’s common stock over the first 10 consecutive trading day period immediately following, and including, the third trading day after the ex-date for such spin-off (such period, the “valuation period”); and

MP0 =	the average of the last reported sale prices of Patriot’s common stock over the valuation period.

Any adjustment to the conversion rate under the preceding paragraph of this clause (3) will be made immediately after the open of business on the day after the last day of the valuation period, but will be given effect as of the open of business on the ex-date for the spin-off. Because Patriot will make the adjustment to the conversion rate at the end of the valuation period with retroactive effect, Patriot will delay the settlement of any notes where the final day of the related observation period occurs during the valuation period. In such event, Patriot will pay the principal portion and deliver shares of Patriot’s common stock, if any, and any cash in lieu thereof (based on the adjusted conversion rate as described above) on the third business day immediately following the last day of the valuation period.

(4) If Patriot pays any cash dividends or distributions to all or substantially all holders of Patriot’s common stock, the conversion rate will be increased based on the following formula:

where,

CR1 =	the conversion rate in effect immediately after the open of business on the ex-date for such distribution;

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-date for such distribution;

SP0 =	the average of the last reported sale prices of Patriot’s common stock over the 10 consecutive trading day period on the trading day immediately preceding the ex-date for such distribution; and

C =	the amount in cash per share Patriot distributes to holders of Patriot’s common stock.

(5) If Patriot or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for Patriot’s common stock, to the extent that the cash and value of any other consideration included in the payment per share of Patriot’s common stock exceeds the last reported sale price of Patriot’s common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

where,

CR1 =	the conversion rate in effect immediately after the open of business on the trading day next succeeding the date such tender offer or exchange offer expires;

CR0 =	the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the date such tender offer or exchange offer expires;

AC =
the aggregate value of all cash and any other consideration (as determined by Patriot’s board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

SP1 =
the average of the last reported sale prices of Patriot’s common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires (the “averaging period”);

OS1 =
the number of shares of Patriot’s common stock outstanding immediately after the close of business on the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

OS0 =	the number of shares of Patriot’s common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer).

Any adjustment to the conversion rate under this clause (5) will be made immediately prior to the open of business on the day following the last day of the averaging period, but will be given effect as of the open of business on the trading day next succeeding the date such tender offer or exchange offer expires. Because Patriot will make the adjustment to the conversion rate at the end of the averaging period with retroactive effect, Patriot will delay the settlement of any notes where the final day of the related observation period occurs during the averaging period. In such event, Patriot will pay the principal portion and deliver shares of Patriot’s common stock, if any, and any cash in lieu thereof (based on the adjusted conversion rate as described above) on the third business day immediately following the last day of the averaging period.

If Patriot or one of its subsidiaries is obligated to purchase Patriot’s common stock pursuant to any such tender or exchange offer described in this clause (5) but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new conversion rate will be readjusted to be the conversion rate that would then be in effect if such tender or exchange offer had not been made.

Patriot will not adjust the conversion rate pursuant to clauses (1) through (5) above unless the adjustments would result in a change of at least 1% in the conversion rate.  However, Patriot will carry forward any adjustment that Patriot would otherwise have to make and take that adjustment into account in any subsequent adjustment. In addition, regardless of whether the aggregate adjustment is less than 1%, Patriot will make such carried-forward adjustments not otherwise effected with respect to any notes (i) upon conversion of such notes, (ii) within one year of the first date upon which an adjustment would otherwise have been made, and (iii) otherwise, on February 15, 2013, except to the extent such adjustment has already been made.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

If, in respect of any VWAP trading day within the observation period for any notes you have converted:

•	shares are deliverable to settle the daily share amount for such VWAP trading day;

•
any event has occurred that requires an adjustment to the conversion rate under any of clauses (1) through (5) above, but such adjustment has not been made to the conversion rate as of such VWAP trading day; and

•
the shares you will receive in respect of such VWAP trading day are not entitled to participate in the distribution or transaction giving rise to such adjustment event because such shares were not held on the record date corresponding to such distribution or transaction (because a holder is deemed to become a holder of shares as of the last trading day of the applicable observation period as described under “— Conversion Rights — Payment Upon Conversion”), then Patriot will adjust the daily share amount for such VWAP trading day to reflect the such adjustment event.

Events that Will Not Result in Adjustments. Except as described in this section or in “— Make-Whole Fundamental Change — Adjustment to Conversion Rate upon Make-Whole Fundamental Change” below, Patriot will not adjust the conversion rate. Without limiting the foregoing, the conversion rate will not be adjusted:

•
upon the issuance of shares of Patriot’s common stock to stockholders of Magnum pursuant to Patriot’s merger agreement described under “The Merger,” as such merger agreement is in effect as at the date of this offering memorandum;

•
upon the issuance of any shares of Patriot’s common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on Patriot’s securities and the investment of optional amounts in shares of Patriot’s common stock under any plan;

•
upon the issuance of any shares of Patriot’s common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program or stock purchase plan of or assumed by Patriot or any of its subsidiaries;

•
upon the issuance of any shares of Patriot’s common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of Patriot’s common stock; or

•	for accrued and unpaid interest.

Treatment of Reference Property. In the event of:

•	any reclassification of Patriot’s common stock (other than a change solely in the par value of Patriot’s common stock);

•	a consolidation, binding share exchange, recapitalization, reclassification, merger, combination or other similar event; or

•	a sale or conveyance to another person of all or substantially all of Patriot’s property and assets (excluding a pledge of securities issued by any of Patriot’s subsidiaries),

in each case, in which holders of Patriot’s outstanding common stock would be entitled to receive cash, securities or other property (“reference property”) for their shares of common stock, you will be entitled thereafter to convert your notes into the same type of consideration that you would have been entitled to receive if you had held a number of shares of Patriot’s common stock equal to the conversion rate in effect immediately prior to these events, multiplied by the principal amount (expressed in thousands) of your notes.  However, at and after the effective time of any such transaction, upon conversion of the notes:

•	the portion of each daily settlement amount payable in cash shall continue to be payable in cash; and

•	the portion, if any, of each daily settlement amount payable in shares of Patriot’s common stock shall be payable in units of reference property.

The amount of consideration, and, consequently, reference property, you receive upon conversion will be based on the daily conversion value and the conversion rate, as described above. The daily conversion value shall be calculated based on the value of a unit of reference property corresponding to the amount of reference property that a holder of one share of Patriot’s common stock would have received in the transaction. The daily VWAP and the last report sale price shall be calculated with respect to a unit of reference property corresponding to the amount of reference property that a holder of one share of Patriot’s common stock would have received in the relevant transaction.

For purposes of the foregoing, the type and amount of consideration that a holder of Patriot’s common stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause Patriot’s common stock to be converted into the right to receive more than a single type of consideration determined, based in part upon any form of stockholder election, will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of Patriot’s common stock that affirmatively make such an election or (ii) if no holders of Patriot’s common stock affirmatively make such an election, the types and amount of consideration actually received by such holders.

Voluntary Increases of Conversion Rate. Patriot is permitted, in its sole discretion, to the extent permitted by law and the rules of the New York Stock Exchange or any other securities exchange or market on which Patriot’s common stock is then listed, to increase the conversion rate of the notes by any amount for a period of at least 20 business days, if Patriot’s board of directors determines that such increase would be in Patriot’s best interest. If

Patriot makes such determination, it will be conclusive and Patriot will notify the holders of the notes and the trustee of the increased conversion rate and the period during which it will be in effect at least 20 business days prior to the date the increased conversion rate takes effect, in accordance with applicable law. Patriot may also, but is not required to, increase the conversion rate to avoid or diminish income tax to holders of Patriot’s common stock or rights to purchase shares of Patriot’s common stock in connection with a dividend or distribution of shares or rights to acquire shares or similar event.

Make-Whole Fundamental Change

Conversion in Connection with Make-Whole Fundamental Change

If you elect to convert your notes in connection with a “make-whole fundamental change” (as defined below), the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below under “— Adjustment to Conversion Rate Upon Make-Whole Fundamental Change.”

A “make-whole fundamental change” means any transaction or event that constitutes a “fundamental change” pursuant to clause (1) or (2) of the definition thereof under “— Fundamental Change — Fundamental Change Permits Holders to Require Patriot to Repurchase Notes” (other than, for the avoidance of doubt, any such transaction or event that is not a “fundamental change” as a result of the paragraph immediately following the definition of a fundamental change). A conversion shall be deemed to be in connection with a make whole fundamental change if such conversion occurs at any time from, and including, the effective date of such make-whole fundamental change to, and including, the business day prior to the related fundamental change repurchase date.

Patriot will notify holders and the trustee of the occurrence of any such make-whole fundamental change on the effective date of such transaction or event. Patriot will settle conversions of notes as described below under “— Settlement of Conversions upon a Make-Whole Fundamental Change.”

Adjustment to Conversion Rate Upon Make-Whole Fundamental Change

The number of additional shares by which the conversion rate will be increased in the event of a make-whole fundamental change will be determined by reference to the table below, based on the date on which such make-whole fundamental change becomes effective (the “effective date”) and the price (the “stock price”) per share of Patriot’s common stock at the time of such make-whole fundamental change. If holders of Patriot’s common stock receive only cash consideration for their shares of common stock in connection with a make-whole fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of Patriot’s common stock over the 10 trading day period ending on the trading day immediately preceding the effective date.

The stock prices set forth in the first column of the table below will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth the stock prices and the adjustments to the conversion rate, expressed as a number of additional shares to be received per $1,000 in principal amount of the notes, in the event of a make-whole fundamental change.

Effective Date
Stock price	May , 2008	May 31, 2009	May 31, 2010	May 31, 2011	May 31, 2012	May 31, 2013
$
$

Effective Date
Stock price	May , 2008	May 31, 2009	May 31, 2010	May 31, 2011	May 31, 2012	May 31, 2013
$
$
$
$
$
$
$

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•
If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365-day year.

•
If the stock price is greater than $             per share (subject to adjustment in the same manner and at the same time as the stock prices in the table above), no adjustments will be made in the conversion rate.

•	If the stock price is less than $ per share (subject to adjustment in the same manner and at the same time as the stock prices in the table above), no adjustments will be made in the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate exceed            shares of common stock (adjusted in the same manner as the conversion rate is adjusted under “— Conversion Rate Adjustments — Adjustment Events”) per $1,000 principal amount of notes as a result of additional shares.

Patriot’s obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of equity and the discretion of the court in applying equitable remedies.

Settlement of Conversions Upon a Make-Whole Fundamental Change

As described above under “— Conversion Rate Adjustments — Treatment of Reference Property,” upon effectiveness of certain transactions (which may include a make-whole fundamental change), the notes will be convertible into cash and reference property, if any. If, as described above, Patriot is required to increase the conversion rate by the additional shares as a result of a make-whole fundamental change, notes surrendered for conversion will be settled as described above under “— Conversion Rights — Payment upon Conversion” based on the conversion rate as increased by the additional shares described above on the third business day immediately following the last VWAP trading day of the applicable observation period. However, if the reference property following such make-whole fundamental change consists solely of cash, then, notwithstanding “— Payment upon Conversion” above for all conversions following the effective date, the aggregate daily conversion value due upon conversion will be deemed to be the conversion rate multiplied by the stock price (as defined above) and Patriot will settle conversions on the third business day following the conversion date.

Fundamental Change

Fundamental Change Permits Holders to Require Patriot to Repurchase Notes

If a “fundamental change” (as defined below) occurs at any time, you will have the right, at your option, to require Patriot to repurchase all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the “fundamental change repurchase date”) of Patriot’s choosing that is not less than 20 nor more than 35 days after the date of the “fundamental change repurchase right notice” (as defined below).  Patriot will repurchase your notes for cash at a price (the “fundamental change repurchase price”) equal to

100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but not including, the fundamental change repurchase date.  However, if such fundamental change repurchase date falls after a record date and on or prior to the corresponding interest payment date, Patriot will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on such record date, and the repurchase price will be reduced by the amount of such accrued and unpaid interest.

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1)  any person other than Patriot, its subsidiaries or its or their employee benefit plans, files a Schedule TO or any similar schedule, form or report under the Exchange Act disclosing that such person has become the direct or indirect ultimate beneficial owner of Patriot’s capital stock representing more than 50% of the total voting power of all shares of Patriot’s capital stock entitled to vote generally in elections of directors;

(2)  Patriot (i) merges or consolidates with or into any other person, another person merges with or into Patriot, or Patriot conveys, sells, transfers or leases all or substantially all of its assets to another person (excluding a pledge of securities issued by Patriot or any of its subsidiaries) or (ii) engages in any recapitalization, reclassification or other acquisition transaction or series of transactions in which all or substantially all Patriot’s common stock is exchanged for or converted into cash, securities or other property, in each case, other than any merger or consolidation:

•
pursuant to which the holders of Patriot’s common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of either (a) the continuing or surviving corporation immediately after the transaction or (b) the corporation that directly or indirectly owns 100% of the capital stock of such continuing or surviving corporation;

•	that does not result in a reclassification, conversion, exchange or cancellation of Patriot’s outstanding common stock; or

•
which is effected solely to change Patriot’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of Patriot’s common stock solely into shares of common stock of the surviving entity;

(3)  at any time Patriot’s “continuing directors” (as defined below) do not constitute a majority of Patriot’s board of directors (or, if applicable, of a successor person to Patriot); or

(4)  if shares of Patriot’s common stock, or shares of any other capital stock into which the notes are convertible pursuant to the terms of the indenture, are not listed for trading on any United States national or regional securities exchange.

Notwithstanding the foregoing, any transaction or event described above will not constitute a fundamental change if, in connection with such transaction or event, or as a result therefrom, a transaction described in clause (2) above occurs (without regard to any exclusion to such clause described in the bullets thereunder) and at least 90% of the consideration paid for Patriot’s common stock (excluding cash payments for fractional shares, cash payments made pursuant to dissenters’ appraisal rights and cash dividends) consists of shares of common stock (or depositary receipts in respect thereof) traded on any of the New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market or the American Stock Exchange (or any of their respective successors) (or will be so traded or quoted immediately following the completion of the merger or consolidation or such other transaction) and, as a result of such transaction, the notes become convertible into a combination of cash (in respect of the principal portion of such notes) and reference property as described under “— Conversion Rate Adjustments — Treatment of Reference Property” above.

Patriot’s acquisition of Magnum pursuant to the merger agreement described under “The Merger” will not, as such merger agreement is in effect as at the date of this offering memorandum, constitute a fundamental change.

For purposes of these provisions, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

“Continuing directors” means (i) individuals who on the date of original issuance of the notes were members of Patriot’s board of directors and (ii) any new directors whose election or appointment to Patriot’s board of directors or nomination for election by Patriot’s stockholders was approved by at least a majority of Patriot’s directors then still in office (or a duly constituted committee thereof), either who were directors on the date of original issuance of the notes or whose election, appointment or nomination for election was previously so approved.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect Patriot’s financial condition. In addition, the requirement that Patriot offers to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving Patriot.

The repurchase rights of the holders could discourage a potential acquirer of Patriot. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of Patriot by any means or part of a plan by management to adopt a series of anti-takeover provisions.

Patriot’s current and future debt or other agreements may restrict its ability to repurchase notes upon a fundamental change. Patriot’s failure to repurchase notes when required following a fundamental change would result in an event of default with respect to the notes. See “Risk Factors — Risks Relating to the Notes — Patriot may not have the ability to pay interest on the notes or to purchase the notes upon a fundamental change.”

Fundamental Change Repurchase Procedures

After the occurrence of a fundamental change, but in no event later than the 10th day following such occurrence, Patriot will notify all holders of the notes and the trustee and paying agent on the occurrence of the fundamental change and of the resulting repurchase right, if any (the “fundamental change repurchase right notice”). Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right, if applicable;

•	the fundamental change repurchase price, if applicable;

•	the fundamental change repurchase date, if applicable;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	the conversion rate and any adjustments to the conversion rate;

•
that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require Patriot to repurchase their notes, if applicable.

To exercise the repurchase right, you must deliver, on or before the scheduled trading day immediately preceding the fundamental change repurchase date, the notes to be repurchased. If the notes are held in global form, such delivery (and the related repurchase notice) must comply with all applicable DTC procedures. If the notes are held in certificated form, such notes must be duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by Patriot pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the scheduled trading day prior to the fundamental change repurchase date. If the notes are held in global form, the notice of withdrawal must comply with all applicable DTC procedures. If the notes are held in certificated form, the notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

In connection with any repurchase of the notes, Patriot will agree under the indenture to:

•	comply with the provisions of Rule 13e-1, Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•	otherwise comply with all applicable federal and state securities laws.

No notes may be repurchased at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Settlement of Fundamental Change Repurchase

Patriot will be required to repurchase the notes on the fundamental change repurchase date. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. Subject to a holder’s right to receive interest on the related interest payment date where the fundamental change repurchase date falls between a record date and the interest payment date to which it relates as described above, if the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:

•
the notes will cease to be outstanding and interest, if any, will cease to accrue, whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent; and

•
all other rights of the holder will terminate, other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest, if any, upon delivery or transfer of the notes.

Optional Redemption by Patriot

Redemption Upon Termination of Merger Agreement

If the merger agreement relating to Patriot’s pending acquisition of Magnum described under “The Merger” has been terminated, Patriot may, at its option, by providing not less than 10 nor more than 30 days’ notice to each holder of notes to be redeemed, redeem the notes, in whole or in part, at any time on or before December 31, 2008.

The redemption price for any notes redeemed pursuant to the preceding paragraph will be:

•	an amount in cash equal to the principal amount of notes to be redeemed, plus any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption; and

•	an amount in shares of Patriot common stock, for each $1,000 principal amount of notes to be redeemed, equal to the lesser of:

(i)
the sum of (a) $20 plus (b) 80% of the amount, if any, by which the “redemption conversion value” of such notes exceeds their “initial conversion value” (each as defined below), such sum divided by the “average redemption VWAP” (as defined below); and

(ii)	26.6221 shares (subject to adjustment in the same manner as the conversion rate is adjusted under “— Conversion Rate Adjustments — Adjustment Events”).

Patriot will deliver the cash and shares of its common stock on the redemption date.  However, if the date fixed for redemption falls after a record date for the payment of interest and on or prior to the corresponding interest payment date, Patriot will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on such record date, and the cash portion of the redemption price described above will be reduced by the amount of such accrued and unpaid interest.

The “initial conversion value” means, for each $1,000 principal amount of notes to be redeemed, an amount equal to (i) the initial conversion rate, multiplied by (ii)  $            , being the last reported sale price of Patriot’s common stock on May       , 2008.

The “redemption conversion value” means, for each $1,000 principal amount of notes to be redeemed, an amount equal to (i) the conversion rate in effect on the redemption date, multiplied by (ii) the average redemption VWAP.

The “average redemption VWAP” means the average of the daily VWAP for the five consecutive trading days ending on the third VWAP trading day immediately preceding the redemption date.

Patriot’s obligation to deliver shares of its common stock as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of equity and the discretion of the court in applying equitable remedies.

Other Redemption Rights

Patriot may, at any time on or after May 31, 2011, at its option, by providing not less than 25 scheduled trading days’ nor more than 60 days’ notice to each holder of notes to be redeemed, redeem for cash all or any portion of the outstanding notes, but only if the last reported sale price of Patriot’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date Patriot provides the notice of redemption to holders exceeds 130% of the conversion price in effect on each such trading day.

In addition, Patriot may, at its option, by providing not less than 25 scheduled trading days’ nor more than 60 days’ notice to each holder of the notes to be redeemed, redeem for cash all of the outstanding notes if less than 10% of the aggregate principal amount of notes initially issued (including any additional notes issued in connection with exercise by the initial purchasers of their over-allotment option) remain outstanding.

The redemption price for any notes redeemed pursuant to the preceding two paragraphs will be an amount in cash equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the date fixed for redemption.  However, if the date fixed for redemption falls after a record date and on or prior to the corresponding interest payment date, Patriot will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on such record date, and the redemption price of the notes will be reduced by the amount of such accrued and unpaid interest.

Redemption Procedures

Patriot will be required to redeem any notes Patriot calls for redemption on the applicable date fixed for redemption (the “redemption date”). You will receive payment of the redemption price promptly following the later of the redemption date or the time of book-entry transfer or other delivery of the notes to be redeemed. Subject to a holder’s right to receive interest on the related interest payment date where the redemption date falls between a record date and the interest payment date to which it relates as described above, if the paying agent holds money and, if applicable, shares of Patriot’s common stock sufficient to pay the redemption price of the notes on the business day following the redemption date, then:

•
the notes will cease to be outstanding as of the redemption date and interest, if any, will cease to accrue, whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent;

•
all other rights of the holder will terminate as of the redemption date, other than the right to receive the redemption price and previously accrued and unpaid interest, if any, upon delivery or transfer of the notes; and

•
the holder will be deemed to be a holder of record of any shares of Patriot’s common stock issuable in connection with such redemption as of the date of delivery or transfer of the notes by such holder.

If Patriot redeems less than all of the outstanding notes, the trustee will select the notes to be redeemed in integral multiples of $1,000 principal amount by lot, on a pro rata basis or in accordance with another method that the trustee reasonably considers fair and appropriate. If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption. In the event of any redemption in part, Patriot will not be required to issue, register the transfer of or exchange any certificated note.

If Patriot calls notes for redemption, a holder may convert its notes only until the close of business on the business day prior to the redemption date as described under “— Conversion Rights — Conversion Upon Notice of Redemption,” except in the case of a redemption in connection with the termination of the merger agreement relating to Patriot’s acquisition of Magnum Coal Company described under “— Redemption Upon Termination of Merger Agreement” above.

Patriot may not redeem the notes on any date if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Consolidation, Merger and Sale of Assets

The indenture provides that Patriot will not consolidate with or merge with or into, or transfer all or substantially all of Patriot’s assets (excluding a pledge of securities issued by Patriot or any of its subsidiaries) to, another person, unless:

•	the resulting, surviving or transferee person (the “successor entity”) assumes by supplemental indenture all of Patriot’s obligations under the notes and the indenture;

•	immediately after giving effect to the transaction, no event of default under the indenture shall have occurred and be continuing;

•
if the notes become convertible into common stock or other securities issued by a person other than the successor entity as a result of such transaction, such person shall fully and unconditionally guarantee all obligations of the successor entity under the notes and the indenture; and

•	any other conditions specified in the indenture are met.

In addition, if the successor entity in any merger, consolidation, or transfer is not organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, Patriot must deliver to the trustee:

•
an opinion of counsel to the effect that the holders will not recognize income, gain or loss for United States Federal income tax purposes as a result of such transaction and will be subject to United States Federal income tax on the same amounts and at the same times as would have been the case if such transaction had not occurred; and

•
an opinion of counsel in the jurisdiction of the successor entity to the effect that (i) any payment of interest, principal, or any other payment or amount delivered under the notes under or with respect to the notes will, after giving effect to such transaction, be exempt from any withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge of whatever nature imposed or levied by or on behalf of any jurisdiction from or through which payment is made or in which the payor is organized, resident or engaged in business for tax purposes, and (ii) no transfer taxes, stamp taxes, or taxes on income (including capital gains) will be payable by a holder of notes under the laws of any jurisdiction where the successor entity is or becomes organized, resident or engaged in business for tax purposes in respect of the acquisition, ownership or disposition of the notes, including the receipt of interest or principal thereon, provided that such holder does not use or hold, and is not deemed to use or hold the notes in carrying on a business in the jurisdiction where the successor entity is or becomes organized, resident or engaged in business for tax purposes, provided that the holder will not be deemed to use or hold the notes in carrying on a business in such jurisdiction solely as a result of the holder’s ownership of the notes.

Upon satisfaction of the conditions described above, all Patriot’s obligations in respect of the notes shall be terminated, and the successor entity shall succeed to, and may exercise, all of Patriot’s rights and powers under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require Patriot to repurchase the notes of such holder as described above. The indenture expressly permits Patriot’s acquisition of Magnum described under “The Merger,” and that transaction also does not constitute a fundamental change or give rise to adjustment to the conversion rate.

Events of Default

Each of the following is an event of default:

(1)  default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2)  default in the payment of principal of any note when due and payable at maturity, upon redemption, upon required repurchase, upon acceleration or otherwise;

(3)  failure by Patriot to comply with its obligation to convert the notes into cash and, if applicable, shares of Patriot’s common stock upon exercise of a holder’s conversion right and that failure continues for 5 days;

(4)  failure by Patriot to comply with its obligations under “— Consolidation, Merger and Sale of Assets;”

(5)  default in the performance, or breach of any covenant or agreement by Patriot under the indenture (other than a covenant or agreement otherwise described as a separate “Event of Default” in the indenture) and continuance of such default or breach by Patriot for 60 days after written notice has been given, by registered or certified mail, to Patriot from the trustee or to Patriot and the trustee from the holders of at least 25% principal amount of the notes then outstanding which written notice shall specify such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the indenture;

(6)  failure by Patriot to comply with its notice obligations under “— Conversion Rights — Conversion upon Specified Corporate Events,” “— Make-Whole Fundamental Change” or “— Fundamental Change;”

(7)  failure by Patriot or any of its majority owned subsidiaries to make any payment by the end of the applicable grace period, if any, after the maturity date or required repurchase date of any indebtedness for borrowed money where the aggregate principal amount to which such failure relates is more than $25 million, or acceleration of any indebtedness for borrowed money due to a default with respect to such indebtedness where the aggregate principal amount accelerated is more than $25 million and such indebtedness is not discharged or such acceleration is not cured, waived, rescinded or annulled, in either case, for a period of 30 days after written notice to Patriot by the trustee or to Patriot and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding;

(8)  one or more judgments or orders for the payment of money are entered against Patriot or any of its majority owned subsidiaries in an aggregate uninsured amount exceeding $25 million that are not vacated, discharged, stayed or bonded pending appeal within 60 days;

(9)  Patriot or any “significant subsidiary” (as defined below) of Patriot, pursuant to or within the meaning of any “bankruptcy law” (as defined below) (i) commences a voluntary case, (ii) consents to the entry of an order for relief against Patriot or such significant subsidiary in an involuntary case, as the case may be, (iii) consents to the appointment of a “custodian” (as defined below) of Patriot or such significant subsidiary or all or substantially all of the property of Patriot or such significant subsidiary, as the case may be, or (iv) makes a general assignment for the benefit of creditors of Patriot or such significant subsidiary, as the case may be; or

(10)  a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against Patriot or a significant subsidiary of Patriot in an involuntary case, (ii) appoints a custodian of Patriot or a significant subsidiary of Patriot or for all or substantially all of the property of Patriot or a significant subsidiary of Patriot, or (iii) orders the liquidation of Patriot or a significant subsidiary of Patriot and the order or decree remains unstayed and in effect for 60 days.

For the purposes of the events of default described above, the following terms have the following meaning:

•	“bankruptcy law” means Title 11 of the U.S. Code or any similar Federal or State law for relief of debtors;

•	“custodian” means any receiver, trustee, assignee, liquidator or similar official under any bankruptcy law; and

•	“significant subsidiary” means any subsidiary, or group of subsidiaries, that would constitute a “significant subsidiary” under Regulation S-X under the Securities Act.

If an event of default occurs and is continuing, the trustee by notice to Patriot, or the holders of at least 25% principal amount of the outstanding notes by notice to Patriot and the trustee, may, and the trustee at the request of such holders shall, declare the principal amount of all the notes to be due and payable. Upon such a declaration of acceleration, such principal amount shall become immediately due and payable. However, upon an event of default described in clause (9) or (10) above, the aggregate principal amount and accrued and unpaid interest, if any, will be due and payable immediately. If any portion of the amount payable on the notes upon acceleration in a bankruptcy proceeding of Patriot is considered by a court to be unearned interest, a court could disallow recovery of any such portion. As described above under “Risk Factors — Risks Relating to the Notes — The accounting method for convertible debt securities with net share settlement, like the notes, will be subject to change,” Patriot will be required to account for a portion of the proceeds of the issuance of the notes as consideration for an equity component, and, therefore, the principal amount of the notes will be accounted for as less than the stated principal amount of the notes.  This treatment could permit creditors of Patriot, or Patriot itself, to argue in a bankruptcy of Patriot that the accounting treatment gives rise to unearned interest that should be disallowed.

Notwithstanding the foregoing, if Patriot so elects, the sole remedy of holders for an event of default relating to any obligation to file reports as described under “— Reports” below will, for the first 365 days after the occurrence of such an event of default (which will be the 60th day after written notice is provided to Patriot in accordance with clause (5) above), consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day of such 365-day period during which Patriot remains in default. Additional interest will be payable in arrears on each interest payment date following the occurrence of such event of default in the same manner as regular interest on the notes. On the 366th day after such event of default (if such violation is not cured or waived prior to such 366th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event Patriot does not elect to pay additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay additional interest as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, Patriot must notify all holders of record of notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default occurs. Upon Patriot’s failure to timely give such notice or pay additional interest, the notes will be immediately subject to acceleration as provided above.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due or to receive amounts due to it upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)  such holder has previously given the trustee notice that an event of default is continuing;

(2)  holders of at least 25% principal amount of the outstanding notes have made written request to the trustee to pursue the remedy;

(3)  such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense to be incurred in compliance with such request;

(4)  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)  the holders of a majority principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such request within such 60 day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is actually known to a responsible officer of the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs unless such default has been cured or waived. Except in the case of a default in the payment of principal of or interest on any note or a conversion default, the trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors, or responsible officers of the trustee in good faith determines that withholding notice is in the interests of the holders.

No Registration Rights; Additional Interest

Patriot will not file a shelf registration statement for the resale of the notes or the common stock issuable upon conversion of the notes. As a result, you may only resell your notes or common stock pursuant to an exemption from the registration requirements of the Securities Act.

Under Rule 144 as currently in effect, a person who acquired securities from Patriot or an affiliate of Patriot and that has beneficially owned notes or shares of Patriot’s common stock issuable upon conversion of the notes for at least one year is entitled to sell their securities, but only if such person is not deemed to have been one of Patriot’s affiliates at the time of, or at any time during three months preceding, the sale. However, a person who acquires securities from Patriot or an affiliate of Patriot and that has beneficially owned notes or shares of Patriot’s common stock issuable upon conversion of the notes for at least six months is entitled to sell their securities; provided that (i) such person is not deemed to have been one of Patriot’s affiliates at the time of, or at any time during three months preceding, the sale and (ii) Patriot has filed all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the twelve months preceding such sale (other than Form 8-K reports). If Patriot is not current in its Exchange Act reports, a person who acquires from an affiliate of Patriot notes or shares of Patriot’s common stock issuable upon conversion of the notes could be required to hold their securities for up to one year following such acquisition. If Patriot is not current in its Exchange Act reports, a person who is an affiliate of Patriot and who owns notes or shares of Patriot’s common stock issuable upon conversion of the notes could be required to hold their securities indefinitely.

If, at any time during the six-month period beginning on, and including, the date which is six months after the original issuance date of the notes, Patriot fails to timely file any document or report that Patriot is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (other than reports on Form 8-K), Patriot will pay additional interest on the notes.  Additional interest will accrue on all transfer restricted notes at an annual rate of 0.50% per annum of the principal amount of such notes outstanding for each day during such period for which Patriot’s failure to file continues; provided that Patriot will have 14 days, in the aggregate, to cure any such late filings before any additional interest shall accrue.  Additional interest will be payable in arrears on each interest payment date following the late filing in the same manner as regular interest on the notes. No additional interest will accrue after such six month period, regardless of whether such failure has occurred or is continuing. Patriot will not pay any additional interest or other amounts on Patriot’s common stock, if any, received upon conversion.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)  reduce the amount of notes whose holders must consent to an amendment;

(2)  reduce the rate, or extend the stated time for payment, of interest on any note;

(3)  reduce the principal, or extend the stated maturity, of any note;

(4)  make any change that adversely affects the conversion rights of any notes;

(5)  reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes Patriot’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)  change the place or currency of payment of principal or interest in respect of any note;

(7)  impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(8)  modify the redemption provisions of the notes in any manner adverse to the holders of notes;

(9)  adversely affect the ranking of the notes as Patriot’s senior unsecured indebtedness; or

(10)  make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, Patriot and the trustee may amend the indenture to:

(1)  cure any manifest error or defect;

(2)  cure any ambiguity, omission or inconsistency; provided that the rights of the holders are not adversely affected in any material respect;

(3)  provide for the assumption by a successor corporation of Patriot’s obligations under the indenture;

(4)  add guarantees with respect to the notes;

(5)  secure the notes;

(6)  add to Patriot’s covenants for the benefit of the holders or surrender any right or power conferred upon Patriot;

(7)  provide for the conversion of notes into cash and reference property in accordance with the terms of the indenture;

(8)  provide for the conversion rights of holders of notes and Patriot’s repurchase obligation in connection with a fundamental change in accordance with the terms of the indenture in the event of any reclassification of Patriot’s common stock, merger or consolidation, or sale, conveyance, transfer or lease of Patriot’s property and assets substantially as an entirety; or

(9)  make any change that does not adversely affect the rights of any holder in any material respect; provided that any amendment to conform the terms of the indenture or the notes to the description contained herein will be deemed not to be adverse to any holder.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, Patriot is required to issue a notice to the holders briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

Patriot may satisfy and discharge its obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any repurchase or redemption date, or upon conversion or otherwise, cash and shares of common stock, if applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by Patriot (including any cash and common stock or reference property deliverable in respect of notes that have been validly submitted for conversion). Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, Patriot will be responsible for making all calculations called for under the notes or in connection with a conversion. These calculations include, but are not limited to, determinations of the last reported sale prices of Patriot’s common stock, accrued interest payable on the notes and the conversion rate of the notes. Patriot will make all these calculations in good faith and, absent manifest error, Patriot’s calculations will be final and binding on holders of notes. Patriot will provide a schedule of its calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of Patriot’s calculations without independent verification. The trustee will forward Patriot’s calculations to any holder of notes upon the request of that holder.

Trustee

U.S. Bank National Association is the initial trustee, registrar, paying agent and conversion agent.

Form, Denomination and Registration

The notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 in principal amount and multiples of $1,000.

Rule 144A Information

At any time that Patriot is not required to file with the SEC reports pursuant to Section 13 or 15(d) of the Exchange Act, Patriot will furnish to the holders or beneficial owners of the notes and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act.

Reports

The indenture provides that any documents or reports that Patriot is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by Patriot with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR.

Global Notes, Book-Entry Form

The notes will be evidenced by one or more global notes. Patriot will deposit the global note or notes with DTC and register the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, whom are referred to in this offering memorandum as “participants.” Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Holders who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, who are referred to in this offering memorandum as “indirect participants.” So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

Patriot will make payments on a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date, redemption date, repurchase date or fundamental change repurchase date, as the case may be, and the maturity date. Neither Patriot, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Patriot has been informed that DTC’s practice is to credit participants’ accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither Patriot, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised Patriot that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised Patriot that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by Patriot within 90 days, Patriot will issue notes in fully registered certificated form in exchange for global notes. In addition, the owner of a beneficial interest in a global note will be entitled to receive a note in fully registered certificated form in exchange for such interest if an event of default has occurred and is continuing.

Restrictions on Transfer, Legends

The notes and shares of common stock that are issued upon conversion will be subject to certain restrictions on transfer, as described “Transfer Restrictions.” Such notes and shares will bear a legend regarding such transfer restrictions.

Governing Law

The notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.